EXHIBIT 99.1

On May 12, 2004, the Registrant issued the following press release:

           "PYR ENERGY CLOSES ACQUISITION OF VENUS EXPLORATION ASSETS
                         UPDATES OPERATIONAL ACTIVITIES

     DENVER - PYR Energy Corporation (AMEX:PYR) today announced that the Company has closed on its acquisition of substantially all the assets of Venus Exploration Inc., with an effective date of January 1, 2004. The total purchase price was $3,205,000, subject to adjustments at closing. Assets in the acquisition include producing oil and gas properties, exploitation drilling projects, and exploration acreage. Producing assets include both operated and non-operated properties.

     As previously announced, seven leased natural gas exploration and exploitation proposed projects are included in the asset acquisition. The purchase provides for a net profits interest payable to the Venus Exploration Trust on these identified exploration and exploitation projects. The net profits interest varies from 25% to 50% with respect to different Venus exploration and exploitation projects areas, and decreases by one-half of its original amount after a total of $3,300,000 in proceeds has been paid to the Trust. Three of the exploration and exploitation projects are currently underway. These projects include the Tortuga Grande Prospect in Smith County, Texas, and the Nome and Madison Prospects in Jefferson County, Texas. PYR will have no capital costs associated with the initial test well of each of these three projects.

Operational Update:

     In East Texas, the Tortuga Grande prospect has reached total depth, and fracture stimulation of multiple Cotton Valley sandstone intervals is planned for the next few weeks. PYR owns a 10% carried interest through the tanks, with an additional 10% working interest after well payout on the initial test well. PYR and its partners currently control approximately 5900 gross and net acres of leasehold. Typical Cotton Valley Sand development drilling is occurring on 80 acre spacing. PYR believes that the acreage position at Tortuga Grande provides PYR and its partners significant additional drilling locations if the initial fracture stimulation proves economically successful, which cannot be assured. In any additional locations within the project Area of Mutual Interest, PYR will participate with a cost bearing 20% working interest.

     Along the Texas Gulf Coast, PYR has two projects currently underway in the expanded Yegua fairway. At Nome, the operator has reached total depth, and testing of the Yegua section is planned shortly. PYR owns an average 1.5% overriding royalty interest across the approximately 4200 acre leasehold. After project payout at Nome, PYR will earn an additional 8.33% working interest. At the Madison prospect, the initial test well is drilling ahead at approximately 10, 900 feet, after having cut a window in the casing at 9200 feet, and sidetracked out of the existing wellbore. Target depth is approximately 15,200 feet. PYR owns a 0.5% overriding royalty interest that converts to a 12.5% working interest in the project after payout of the initial test well.

     In southeast Alberta, PYR is a 5% working interest partner in a joint venture that is attempting to locate and develop potentially bypassed shallow gas reserves. The first recompletion well in the program has been re-entered, tested, and completed as productive. The operator is currently installing water disposal equipment at the wellsite. It is anticipated that the well will begin gas sales by the end of the month. The joint venture has leased additional prospective opportunities, and current plans call for the recompletion or drilling, before year-end, of an additional 5 to 10 locations in the area of mutual interest. Ongoing evaluation of geological and engineering data may result in additional opportunities being identified and pursued for acquisition.

     In the Wyoming Overthrust, it is currently anticipated that the Mallard prospect, testing potential Mission Canyon productivity adjacent to the Whitney Canyon-Carter Creek Field, will begin drilling in mid-summer subject to rig availability. The operator is currently negotiating a contract with a drilling company and construction of the drilling location should commence within the next month. PYR will participate in the drilling of the Mallard prospect with a 5% working interest, and will be carried to casing point in the initial test well for an additional 23.75% working interest. In any subsequent wells drilled on the prospect, PYR will participate with a cost bearing 28.75% working interest.
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     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. PYR's activities are focused in select areas of the Rocky Mountain region, the San Joaquin Basin of California, East Texas, and the Gulf Coast. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.


                                      # # #

     This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release includes the opinions of PYR Energy and does not necessarily include the views of any other person or entity. This release may not have been reviewed or approved by the operator and/ or participants in any of the projects discussed."